EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:          Edward M. Krell

Executive Vice President-

Chief Financial Officer

(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS SEPTEMBER 2004 SALES

AND UPDATES EARNINGS GUIDANCE

Philadelphia, PA, October 7, 2004 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of September 2004 decreased 3.5% to $39.8 million from $41.3 million reported for the month of September 2003.  Comparable store sales for September 2004 decreased 8.9% (based on 897 locations) versus a comparable store sales decrease of 4.7% (based on 842 locations) for the September 2003 period.  During September 2004, the Company opened 9 stores, including 2 multi-brand stores, and closed 5 stores.  The Company ended the month with 883 stores and 1,115 total retail locations, compared to 851 stores and 1,006 total retail locations at the end of September 2003.  The comparable store sales decrease of 8.9% for September 2004 was favorably impacted by approximately 1 to 2 percentage points due to the later timing of Labor Day this year (September 6, 2004) compared to last year (September 1, 2003) such that the typically strong selling days immediately prior to Labor Day shifted to September this year from August last year.

Net sales decreased 1.1% to $121.0 million for the fourth quarter of fiscal 2004 ended September 30, 2004, from $122.4 million for the same period of the preceding year.  Comparable store sales decreased 8.3% during the fourth quarter of fiscal 2004 (based on 859 locations) versus a comparable store sales decrease of 1.4% during the fourth quarter of fiscal 2003 (based on 823 locations).  For the quarter ended September 30, 2004, the Company opened 24 stores, including 9 multi-brand stores, and closed 24 stores, with 15 of these store closings related to multi-brand store openings.

Net sales increased 5.2% to $518.1 million for the fiscal year ended September 30, 2004, from $492.4 million for the same period of the preceding year.  Comparable store sales decreased 4.9% during fiscal 2004 (based on 765 locations) versus a comparable store sales increase of 0.3% during fiscal 2003 (based on 702 locations).  For the year ended September 30, 2004, the Company opened 93 stores, including 22 multi-brand stores, and closed 61 stores, with 38 of these store closings related to multi-brand store openings.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “Our sales for the month of September were weaker than planned, but we are cautiously encouraged by the stronger sales results we have seen for the first several days of October as we have experienced cooler and more typical Fall weather in many regions of the United States.  As we have previously discussed, competitive pressures in the maternity apparel market have increased over the past year.  We currently face maternity competition in over 1,000 more competitor locations than a year ago.  We believe that this increased competition has continued to result in an oversupply of maternity apparel in the market which has continued to significantly and adversely affect our sales.  Our September sales were further adversely impacted by warmer than normal weather in much of the United States as well as the hurricanes and related inclement weather in the southeast United States.  We had stated in our September 2, 2004 press release that there was risk to achieving our earnings guidance for the fourth quarter and full year fiscal 2004 if business did not significantly improve during September.  Unfortunately, business did not improve in September and we experienced an 8.9% comparable store sales decline in September.  As a result, we now project a fourth quarter diluted earnings per share loss in the range of $0.66 to $0.74 per share.   Based on this assumption, we are projecting diluted earnings per share for full year fiscal 2004 in the range of $1.02 to $1.10 per share, a reduction from our previous full year fiscal 2004 diluted earnings per share guidance of between $1.57 and $1.67 per share.

“Looking forward, we are very excited about our progress in developing our new strategic business initiatives to promote our continued long-term growth in sales and profitability, while addressing the increased competitive pressures in the maternity apparel market.  As previously discussed, we expect that during the middle of fiscal 2005 we will be able to significantly expand the distribution in the United States of our maternity apparel through the expansion of our leased/licensed businesses, both with existing and new major retail partners with which we have finalized arrangements.  We expect that these initiatives will greatly increase the number of retail “doors” through which our maternity apparel products are sold to consumers.  We also continue to be very excited about the potential of our multi-brand store concepts, including our Destination Maternity™ Superstore, and plan to continue to open new multi-brand stores in fiscal 2005.

We will report results for our fourth quarter and hold an investor conference call on November 23, 2004, at which time we will provide additional information related to our results for the fourth quarter and discuss our strategic business initiatives.  At that time, we will also review and, if necessary, revise our fiscal 2005 financial guidance.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of September 30, 2004, Mothers Work operates 1,115 maternity locations, including 883 stores and 232 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.